EXHIBIT 4.1
MULTIPLAN CORPORATION
2023 EMPLOYEE STOCK PURCHASE PLAN
1.Purpose. The purpose of the MultiPlan Corporation 2023 Employee Stock Purchase Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward Eligible Employees by providing with them an opportunity to purchase Common Stock of the Company on terms that qualify the Plan as an “employee stock purchase plan” within the meaning of Code section 423(b).
2.Definitions. As used in the Plan, the following terms will have the meanings set forth below:
“Administrator” means the Compensation Committee of the Board. In the event the Board designates an alternative committee as Administrator, the Board will constitute the committee in accordance with applicable laws, including, as applicable, the laws or requirements of state corporate laws, the Code, U. S. federal or state securities laws, the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the laws of any non-U. S. jurisdiction in which the Plan may be operated.
“Affiliate” means a “related corporation,” within the meaning of Treasury Regulation section 1.421-1 (or any successor rule), with respect to the Company.
“Beneficiary” means an individual designated by a Participant, in accordance with procedures authorized by the Administrator, who may become entitled to rights under Plan in the event of the Participant’s death; provided that for any Participant who is married at the time of their death, such Participant’s spouse shall be deemed to be the Beneficiary unless the spouse has consented to the Participant’s designation of another individual as Beneficiary in a form acceptable to the Administrator.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended. References to sections of the Code include references to the applicable regulations and authoritative rules and interpretations thereunder and any such successor statutes, regulations, rules and interpretations.
“Common Stock” means the Class A common stock of the Company.
“Company” means MultiPlan Corporation, a Delaware corporation.
“Compensation” means an Eligible Employee’s regular straight-time gross earnings Paid by the Company or any Subsidiary or Affiliate to the Eligible Employee (other than amounts paid after termination of employment, even if such amounts are paid for pre-termination date services) as base pay or wages. Compensation does not include payments for overtime, equity, commissions, bonuses, premiums or other forms of incentive or irregular compensation or any other form of remuneration of a Participant during an Offering Period. The Administrator may establish a different definition of Compensation consistent with the requirements of Code section 423.
“Eligible Employee” means any individual who is an employee (within the meaning of Code section 3401(c)) of the Company or any of its Affiliates as may exist from time to time; provided that only Eligible Employees who meet the requirements of Section 3 are eligible to participate in a particular Offering under the Plan. The Administrator, in its discretion, from time to time may, prior to a Grant Date for all options to be granted on such Grant Date in an Offering, determine that the definition of Eligible Employee will or will not include an individual if he or she: (i) is a highly compensated employee within the meaning of Code section 414(q), or (ii) is a highly compensated employee within the meaning of Code section 414(q) with compensation above a certain level or is an officer or other individual that is subject to the disclosure requirements of Section 16(a) of the Exchange Act.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

“Fair Market Value” means, the fair market value of the Common Stock, which, as of any date, will be determined by the Administrator as follows:
(i)If the Common Stock is listed on a national securities exchange, Fair Market Value means the closing sales price for one share of such stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or if there are no such sales on that date, then on the last preceding date on which such sales were reported.
(ii)In the absence of an established market for the Common Stock, Fair Market Value will be determined in good faith by the Administrator applying a reasonable method in a reasonable manner.
“Grant Date” means, with respect to an Offering, the first date of the Offering Period as designated by the Administrator, provided that the maximum number of shares of Common Stock that may be acquired by any Eligible Employee under such Offering will have been established as of such date.
“Offering” means an offer of purchase rights as to shares of Common Stock under the Plan exercisable on one or more designated Purchase Dates during the related Offering Period on terms set by the Administrator consistent with the Plan and Code section 423, including as contemplated by Section 4. The Administrator may designate separate Offerings under the Plan in which Eligible Employees of one or more Participating Employers may participate (the terms of which need not be identical), and the provisions of the Plan will separately apply to each such Offering, regardless of whether the Offerings have overlapping, non-overlapping or identical Offering Periods.
“Offering Period” means a period, designated by the Administrator in connection with an Offering that begins on the Grant Date of an Offering and ends on the last Purchase Date of the Offering, the duration of which shall be three (3) months, or if determined by the Administrator prior to the Grant Date applicable to an Offering Period, such period of time not to exceed twenty seven (27) months.
“Participant” means, with respect to an Offering, an Eligible Employee who has duly enrolled in such Offering.
“Participating Employer” means, with respect to an Offering, the Company and, if applicable, any Affiliate that has been designated by the Administrator to participate in the Offering in accordance with Code section 423(b).
“Plan” means this MultiPlan Corporation 2023 Employee Stock Purchase Plan, as it may be amended from time to time.
“Purchase Date” means, with respect to an Offering, a date designated by the Administrator for the exercise of purchase rights granted under the Offering; provided, however, if any such date is not a Trading Day, the Purchase Date shall be the next business day that is a Trading Day. A single Offering may have more than one Purchase Date.
“Purchase Price” means, except as provided below, with respect to the purchase of one share of Common Stock in connection with an Offering, an amount equal to 85% of the Fair Market Value of one share of Common Stock as of the Purchase Date; provided however if the Purchase Date is not a Trading Day, the next business day that is a Trading Day. Notwithstanding the foregoing, the Administrator may establish for any Offering, prior to the Grant Date, that the Purchase Price will be determined in another manner that is permitted under Code section 423; provided that in no event shall the Purchase Price be less than as described than as described immediately above.
“Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.
3.Eligibility. Unless otherwise determined by the Administrator for an Offering in accordance with Code section 423, each Eligible Employee who is employed by the Company or another Participating Employer as of the Grant Date of an Offering shall be eligible to participate in such Offering under the Plan, subject to any applicable exclusion under this Section 3.

(a)5% Owner Exclusion. No individual will be granted a purchase right under the Plan if, immediately after the grant, the individual would own or possess outstanding options to purchase capital stock of the Company (or any parent or subsidiary of the Company) that, when taken together, represent 5% or more of the total combined voting power or value of all classes of the capital stock of the Company (or such parent or subsidiary), taking into account the share ownership and/or option rights of any person whose stock holdings are attributable to such individual under Code section 424(d).
(b)    Annual $25,000 Accrual Limit Exclusion. No individual will be granted a purchase right under an Offering if doing so would cause the individual’s rights to purchase stock under all “employee stock purchase plans” (as defined in Code section 423) of the Company or its Affiliates to accrue at a rate that exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such purchase right would be outstanding at any time.
4.Offering Periods. Unless otherwise determined by the Administrator, the Offering Periods under the Plan will run in consecutive periods of approximately three months, beginning on or about July 1, 2023. Notwithstanding the foregoing, the Administrator may deviate from the foregoing schedule with respect to one or more Offerings, cancel any such Offering, and/or establish additional Offerings over other Offering Periods in accordance with Code section 423.
5.Participation and Contribution Elections. An Eligible Employee may elect to participate in an Offering by notifying the Administrator, in such form and in accordance with such procedures as are authorized by the Administrator, of the Eligible Employee’s intention to participate in the Offering and authorizing payroll deductions during the Offering Period; provided, that a Participant may not elect to participate during any blackout period applicable to such Participant.
Elections must be received and accepted by the Administrator prior to the Grant Date (or by such earlier deadline established by the Administrator). Unless otherwise determined by the Administrator in accordance with Code section 423, participation in an Offering will be administered in accordance with the provisions of this Section 5.
(a)Payroll Deductions. Contribution by payroll deduction will be the sole means for Participants to contribute funds to the Plan for the exercise of their purchase rights; provided that the Administrator may permit a Participant to make direct payment contributions consistent with the Participant’s contribution election during an unpaid leave of absence during an Offering Period. Payroll deductions will be applied on an after-tax basis for each pay period beginning with the first full pay period following the Offering Date and ending with the last full pay period that ends on or prior to the last Purchase Date of the Offering (subject to the Participant’s withdrawal under Section 8).
(b)Participant Accounts. All payroll deductions (or other authorized contributions) will be credited to a bookkeeping account maintained on behalf of the Participant under the Plan. No interest will accrue with respect to such accounts.
(c)Contribution Elections. Participants may elect the level of contribution, in accordance with procedures authorized by the Administrator, subject to any applicable restrictions under the Plan and for the Offering. Participants may elect to have deductions made for each pay period that are no less than 1% of pay period Compensation (for elections based on a percentage of Compensation) and no more than 10% of pay period Compensation (for elections based on a percentage of Compensation). The Administrator may establish different minimum and maximum contribution amounts consistent with the requirements of Code section 423.
(d)Contribution Election Changes. Participants may change the amount or percentage, as applicable, of their payroll deduction contribution elections on a prospective basis at any time, in accordance with procedures authorized by the Administrator; provided that any minimum or maximum level of contribution applicable to the Offering will continue to apply. Duly elected changes will become effective for the next Offering Period. To make such a change, the Participant must submit a new election to participate as set forth in Section 5 above. Notwithstanding the foregoing, the Administrator may, at any time, limit the number of contribution election changes that Participants may make during any Offering Period on a prospective basis.
(e)Automatic Renewal of Participant Elections. Eligible Employee elections to participate in any of the consecutive Offerings described in Section 4 will automatically renew for each subsequent Offering in the series of such consecutive successive Offerings at the contribution election level in effect on the Grant Date of the subsequent Offering; provided that such automatic renewal will be suspended upon a Participant’s withdrawal from any of the Offerings and only resume if the Participant thereafter elects to participate in such Offerings.
6.Grant of Purchase Right/Option. Each Participant in an Offering will be treated as having been granted an option on the Grant Date to purchase on an applicable Purchase Date a number of shares of Common Stock determined by dividing the balance of the Participant’s Plan account as of the Purchase Date by the Purchase Price for the Offering (rounded down to the nearest whole share), subject to the limitations of Section 7. To the extent not exercised, such option grants expire at the end of the Offering Period; provided, however, that the Administrator shall be entitled to limit the number of shares of Common Stock purchased during an Offering Period (subject to adjustment in accordance with Section 14 and the limitations set forth in Section 7 of the Plan).
7.Offering Limitations. No purchase right will accrue or be treated as granted to any Participant under the Plan with respect to the purchase of any shares of Company Stock that would be subject to a limitation in this Section 7.
(a)Annual $25,000 Accrual Limit. The number of shares of Common Stock that may be purchased under the Plan for a Participant on any Purchase Date will be reduced to the extent required to comply with the $25,000 limitation imposed under Code section 423(b)(8) on the accrual of employee stock purchase plan purchase rights within a calendar year.
(b)Maximum Shares per Offering. Unless otherwise established by the Administrator prior to the Grant Date, the maximum number of shares of Common Stock that may be purchased on behalf of any Participant with respect to a single Offering will be 2,500 (subject to any adjustment under Section 14).
(c)Share Reserve Limit. The number of shares of Common Stock that may be purchased under the Plan for a Participant on any Purchase Date will be reduced as provided in Section 9(b) if required so as not to exceed the limitation on shares of Common Stock available for purchase under the Plan in Section 16 (subject to any adjustment under Section 14).
(d)Other Limitations. The Administrator may impose any additional limitation on the purchase rights granted to Participants under a particular Offering, on a uniform and nondiscriminatory basis or as otherwise may be in accordance with Code section 423.
8.Withdrawal. A Participant may withdraw from an Offering all but not less than all the contributions credited to his or her account and not yet used to exercise his or her option under the Plan by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw at least fifteen days before the Purchase Date; provided, that a Participant may not withdraw during any blackout period applicable to such Participant.
(a)Cessation of Participation. Upon the Administrator’s receipt of an individual’s duly made election to withdraw from an Offering, the individual will cease to be a Participant with respect to the Offering, any unexercised purchase rights of the individual relating to the Offering will automatically be cancelled and of no further force and effect, and all payroll deduction contributions of the individual relating to the Offering will cease. Such individuals’ sole right under the Plan with respect to the Offering will be to receive, as soon as administratively practicable (but no later than 30 days after withdrawal), a payment equal to the amount of the individual’s Plan account balance relating to the Offering.
(b)Effect of Withdrawal. An individual’s withdrawal from an Offering will have no effect upon the individual’s eligibility to participate in any other Offering under the Plan or in any other benefit plan or program of a Participating Employer. An individual who withdraws from an Offering will not be deemed to have elected to participate in any subsequent Offering under any automatic renewal or similar feature under the Plan.
9.Exercise of Purchase Rights. Unless otherwise established by the Administrator for an Offering, on the designated Purchase Date(s) of each Offering, the purchase rights granted to each Participant in the Offering will be automatically exercised in full in accordance with Section 6 (subject to the limitations of Section 7) and the provisions of this Section 9. Each Participant’s Plan account will be reduced by the amount used to exercise the Participant’s purchase rights.
(a)Unused Account Balance. Any balance remaining in a Participant’s Plan account after the purchase of the maximum number of shares of Company Stock on the last Purchase Date of an Offering, including any amounts remaining due to the application of any limitation under Section 7 and any amount that is insufficient to purchase a whole share of Company Stock, will be returned to the Participant promptly after the Purchase Date (or if determined by the Administrator prior to the Grant Date applicable to an Offering Period, rolled over in the Participant’s bookkeeping account to be used during the next Offering Period so long as Participant participates in the next Offering Period).
(b)Allocation of Limited Shares. If purchase rights being exercised on a Purchase Date are reduced so as not to exceed the maximum number of shares of Common Stock that may be made available under the Plan or another limitation on the total number of shares of Common Stock made available for an Offering pursuant to Section 7(c) or 7(d), respectively, the Administrator will make a pro rata allocation of the shares available for purchase on such Purchase Date, in as uniform and equitable manner as it deems practicable, among all Participants whose purchase rights are being exercised on the Purchase Date.
10.Issuance of Shares. As soon as administratively practicable after each Purchase Date on which a purchase of shares of Common Stock occurs, the Company will arrange for issuance of the purchased shares to participating Participants, in accordance with procedures authorized by the Administrator, subject to the provisions of this Section 10.
(a)Conditions. No shares of Common Stock will be issued under the Plan unless the issuance of such shares, in the determination of the Administrator, complies with all applicable provisions of law, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the shares may then be listed. As a condition to the issuance of shares of Common Stock under the Plan, the Company may require any recipient of shares issued under the Plan to make such representations and warranties as may be required in the opinion of counsel for the Company.
(b)Transfer of Shares. The transfer of shares of Common Stock upon exercise of purchase rights under the Plan will be effectuated in such manner as determined by the Administrator, which may include an appropriate entry on the books of the Company, the issuance of certificates (bearing such legends as the Administrator deems necessary or desirable), and/or other appropriate means. The Administrator may require that shares issued to an individual under the Plan be deposited directly with a designated broker or designated agent of the Company, be retained with such broker or agent for a designated period of time and be subject to additional measures to facilitate the Administrator’s tracking of disqualifying dispositions of such shares.
(c)Rights as Stockholder. No individual will have any voting, dividend or other stockholder rights with respect to any shares of Common Stock made available under the Plan unless and until such time as the shares are issued to the individual.
(d)Death of Participant prior to Delivery. If a Participant dies after the exercise of the Participant’s purchase rights but before issuance of the purchased shares of Common Stock, the shares will be issued to the Beneficiary of the Participant or, if there is no Beneficiary, to the Participant’s estate in accordance with the provisions of this Section 10.

11.Termination of Employment. Upon a Participant’s termination of employment by a Participating Employer during an Offering Period, the Participant will be deemed to have elected to withdraw from the Offering pursuant to Section 8 as of the termination date. For this purpose, (i) an employment transfer from one Participating Employer to another Participating Employer in the same Offering will not be treated as a termination of employment, and (ii) an unpaid leave of absence exceeding 90 days will be treated as a termination of employment.
(a)Death of Participant during Offering Period. If a Participant dies during an Offering Period, the Participant will be deemed to have elected to withdraw from the Offering pursuant to Section 8 as of the date of death, and any payments required under Section 8(a) will be made to the Participant’s Beneficiary or, if there is no Beneficiary, to the Participant’s estate.
12.Notice of Disposition. Each Participant who is issued shares of Common Stock under the Plan agrees to promptly notify the Company if the Participant sells, transfers or otherwise disposes of any such shares and if such disposition or transfer is made (i) within two years from the Grant Date of the Offering or (ii) within one year after the issuance of the shares of Common Stock to the Participant. Notices must specify the date of the disposition, the number of shares of Common Stock disposed of and the amount realized (in cash, other property, assumption of indebtedness or other consideration), and be delivered to the address below or as otherwise provided by the Administrator.
MultiPlan Corporation
c/o General Counsel
115 5th Ave.
New York, NY 10003
13.Withholding. By electing to participate in the Plan, Participants agree to make adequate provision for the Company’s or Participating Employer’s federal, state, local or other tax withholding obligations, if any, which arise in connection with the purchase rights granted and/or shares of Common Stock issued under the Plan, whenever such obligation may arise. Such measures may include, at the discretion of the Administrator to the fullest extent permitted under applicable law, increased withholding by the Company or a Participating Employer from a Participant’s wages or offsets from other compensation owed to the Participant, cash payments by the Participant to the Company or another Participating Employer, or the forced sale of a portion of the Company Stock issued to the Participant under the Plan.
14.Adjustments. If the Administrator determines it is necessary or advisable to prevent dilution or enlargement of the benefits intended to be made available under the Plan in connection with a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of Common Stock or other similar event (or such other change in the corporate structure of the Company that materially affects the Common Stock), the Administrator will adjust, to the extent and in such manner as the Administrator deems equitable, any of the following: (i) the number and class of Common Stock that may be purchased under the Plan, (ii) the Purchase Price formula for one or more Offerings, (iii) the number of shares of Common Stock covered by outstanding purchase rights or (iv) the limits of Sections 7(b), 7(c) and 16.
15.Dissolution or Liquidation; Corporate Transaction. Unless otherwise determined by the Administrator, in the event of a proposed merger, consolidation, acquisition of property or stock, separation, reorganization, dissolution or liquidation of the Company or other similar event (a “Corporate Transaction”), the Administrator has the discretion, without limitation, to: (i) shorten the Offering Period of any Offering then ongoing and, if needed, establish a new Purchase Date at the end thereof for the exercise of all purchase rights relating thereto; provided that the Administrator will make reasonable efforts to provide sufficient advance notice to allow Participants the opportunity to withdraw from the Offering prior to the Purchase Date; (ii) cancel any Offering then in progress and pay to each Participant an amount equal to Participant’s Plan account balance relating to the Offering in full satisfaction of the Participants’ rights with respect thereto; (iii) provide that, with effect immediately prior to the corporate event, any relevant surviving corporation or a parent or subsidiary of such surviving corporation will assume the responsibility for outstanding purchase rights granted under the Plan, or make a new grant as a substitute for such outstanding purchase rights, in accordance with Treasury Regulation section 1.424-1(a) (or any successor rule). For purposes of this Section 15, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of shares of Common Stock covered by the option at such time (after giving effect to any adjustments in the number of shares of Common Stock covered by the option as provided for in Section 14; provided, however, that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Code section 424(e)), the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per share consideration received by holders of shares of Common Stock in the transaction. If the surviving corporation refuses to assume or substitute the option, the Offering Period with respect to which the option relates will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Administrator will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant's option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 8.
16.Stock Subject to Plan. Subject to adjustment under Section 14, the maximum number of shares of Common Stock made available for sale under the Plan is 20,000,000 shares.
17.Account Statements. The Administrator will maintain a bookkeeping account for each Participant and furnish Participants with statements of account activity no less frequently than annually.
18.Transferability. Neither payroll deductions credited to a Participant’s account nor any purchase rights granted under the Plan may be assigned, pledged or otherwise transferred in any way by the Participant, other than by will or the laws of descent and distribution. Any such attempt at assignment, pledge or transfer will be void and of no force and effect, except that the Administrator may treat such attempt as an election to withdraw from an Offering pursuant to Section 8. Purchase rights are only exercisable by the Eligible Employee to whom they are granted during the Eligible Employee’s lifetime.
19.No Right to Employment. Participation in the Plan will not be construed as giving any individual the right to be retained as an employee of the Company or Participating Employer, and the Company or a Participating Employer may terminate the employment of a Participant at any time, in accordance with applicable law, free from any liability or any claim under the Plan except as expressly provided herein.
20.Use of Funds. Except as required by applicable law, neither the Company nor any Participating Employer will be obligated to segregate payroll deduction contributions or any other contributions permitted under the Plan from the Company’s or Participating Employer’s general assets, and the Company or any Participating Employer may use any funds transferred or withheld as Plan contributions for any corporate purpose.
21.Administration. The Administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, including without limitation to determine eligibility for any Offering and resolve disputes over any claims arising under the Plan; provided that the Plan shall in all respects be construed, interpreted and applied so as to comply with the requirements for an “employee stock purchase plan” within the meaning of Code section 423(b). The Administrator’s determinations are final, conclusive, and binding upon all parties to the fullest extent permitted by applicable law, and such determinations shall be afforded the maximum deference in any court of law or other tribunal, to the fullest extent permissible under applicable law. The Administrator is authorized to adopt rules and procedures regarding the administration of the Plan in accordance with its terms, including, without limitation, rules and procedures relating to eligibility restrictions, the definition of Compensation, making contributions to the Plan, establishing Plan accounts, beneficiary designations, accrual of interest, conversion of local currency, fulfilling withholding obligations, broker and transfer agent arrangements and handling of stock certificates. The Administrator may retain one or more agents to assist in the administration of the Plan.
22.Amendment and Termination. The Board or the Administrator may amend, modify, suspend or terminate the Plan at any time, for any reason, subject to the provisions of this Section 22.
(a)Amendments Subject to Stockholder Approval. Unless duly approved by a vote of the Company’s stockholders, no amendment or modification to the Plan or any Offering will be effective to the extent it would result in (i) a change in the type of Company securities or increase in the number of shares of Common Stock made available under the Plan, (ii) an expansion of the group of employers whose employees may become eligible to participate in the Plan or (ii) a provision or authorization that would cause the Plan or an Offering to fail to qualify as an “employee stock purchase plan” within the meaning of Code section 423(b).
(b)Amendments Not Subject to Stockholder Approval. Without stockholder consent and without regard to whether any Participant’s rights may be considered to have been adversely affected, the Board or the Administrator shall be entitled to change the Offering Period, implement holding periods after purchases are made in which Participants shall be prohibited from selling shares purchased pursuant to the Plan for some period of time, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll tax withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s compensation, and establish such other limitations or procedures as the Board or the Administrator determines, in its sole discretion, are advisable and consistent with the Plan.
(c)In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
(ii)altering the Purchase Price for any Offering Period;
(iii)shortening any Offering Period by setting a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and
(iv)reducing the maximum percentage of Compensation a Participant may elect to have deducted from payroll.
Such modifications or amendments will not require stockholder approval or the consent of any Participants.
(d)Termination. If the Plan’s termination date occurs prior to the end of any ongoing Offering Periods, the Administrator may either (i) shorten the Offering Period and, if needed, establish a new Purchase Date at the end thereof for the exercise of all purchase rights relating thereto or (ii) cancel the related Offering and pay to each Participant an amount equal to the Participant’s Plan account balance relating to the Offering in full satisfaction of the Participants’ rights with respect thereto.
23.Effective Date. The effective date of the Plan is the date it is approved by Board, subject to approval by the stockholders of the Company and unless terminated earlier pursuant to Section 22, shall have a term of ten years from the effective date.

24.Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.
25.Severability. If any provision of the Plan shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such invalid, illegal or unenforceable provision were omitted.
26.Code Section 409A. Options granted under this Plan are intended to be exempt from the application of Code section 409A and any ambiguities herein will be interpreted to so be exempt from Code section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code section 409A.